Registration Nos. 333-142417

333-160264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-142417 AND 333-160264

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0468020
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 Merritt 7

Norwalk, Connecticut

06851

(Address of Principal Executive Offices, including Zip Code)

Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation

and the Xerographic Division, Rochester Regional Joint Board on

Behalf of Itself and Other Regional Joint Boards

(Full title of the plan)

Sarah Hlavinka McConnell

Executive Vice President, General Counsel and Secretary

Xerox Corporation

201 Merritt 7

Norwalk, CT 06851

(Name and address of agent for service)

(203) 968-3000

(Telephone number, including area code, for agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

REMOVAL OF SECURITIES FROM REGISTRATION

Xerox Corporation, a New York corporation (the “Registrant”), and Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (collectively, the “Plan”) filed registration statements on Form S-8 (File Nos. 333-142417 and 333-160264) (the “Registration Statements”) with the Securities and Exchange Commission on April 27, 2007 and June 26, 2009, respectively. The Registration Statements cover 23,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be issued under the Plan, and an indeterminate amount of plan interests.

The Company amended the Plan to terminate the Company Stock Fund within the Plan and no further offers or sales of Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City or Norwalk, State of Connecticut, on this 15 day of November, 2017.

XEROX CORPORATION

By:	/s/ Sarah Hlavinka McConnell
Sarah Hlavinka McConnell
Executive Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on this 15 day of November, 2017.

XEROX CORPORATION SAVINGS PLAN AND THE SAVINGS PLAN OF XEROX CORPORATION AND THE XEROGRAPHIC DIVISION, ROCHESTER REGIONAL JOINT BOARD ON BEHALF OF ITSELF AND OTHER REGIONAL JOINT BOARDS

By:	/s/ Robert Birkenholz
Robert Birkenholz
Vice President and Treasurer, Xerox Corporation Chairman, Xerox Retirement Investment Committee